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November 23, 2021

Board of Trustees
TrimTabs ETF Trust
1345 Avenue of the Americas
2nd Floor
New York, NY 10105
Re:    Post-Effective Amendment No. 48 to the Registration Statement of TrimTabs ETF Trust

Ladies and Gentlemen:
We have acted as counsel to TrimTabs ETF Trust, a statutory trust organized under Delaware law (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”), of the Donoghue Forlines Yield Enhanced Real Asset ETF, a series of the Trust (the “Fund”).
This opinion is furnished in accordance with the requirements of Item 28(i) of Form N1A under the Investment Company Act of 1940 (the “Investment Company Act”) and the Securities Act of 1933 (the “Securities Act”).
We have examined the Amended and Restated Certificate of Trust of the Trust, the Trust Instrument of the Trust (the “Trust Instrument”), the By-laws of the Trust (the “By-laws”), certain resolutions adopted by the Board of Trustees of the Trust relating to the creation, authorization, issuance and sale of the Shares, and a Certificate of Good Standing dated November 23, 2021 from the State of Delaware.
We have also examined the Registration Statement on Form N-1A filed by the Trust, on behalf of the Fund (the “Registration Statement”) under the Investment Company Act and the Securities Act, all as amended to date, as well as other items we deem material to this opinion.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.
This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares of the Fund and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.
We have assumed the following for purposes of this opinion:
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Board of Trustees
TrimTabs ETF Trust
November 23, 2021

1.    The Shares will be issued in accordance with the Trust Instrument and By-laws, each as amended to date, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares.
2.    The Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.
Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust and we further consent to reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.
Very truly yours,
/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP
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